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                                                             Exhibit 12


           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)



                                                    Nine Months Ended
                                                      September 30,
                                                   1996          1995
                                                 (dollars in thousands)

Earnings:

  Income before provision for income
    taxes                                        $174,564      $262,431
  Interest expense                                360,852       378,004
  Implicit interest in rents                       11,064        11,010

Total earnings                                   $546,480      $651,445

Fixed charges:

  Interest expense                               $360,852      $378,004
  Implicit interest in rents                       11,064        11,010

Total fixed charges                              $371,916      $389,014


Ratio of earnings to fixed charges                   1.47          1.67
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